FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-06

Sent: Friday, August 11, 2017 3:55 PM
Subject: GSMS 2017-GS7 -- Final Pricing Details (Public)(external)

GSMS 2017-GS7 -- Final Pricing Details (Public)(external)

$930.213mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman Sachs & Co. LLC

Co-Managers: Academy Securities, Inc. and Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cpn	Spread	Yield	$px
A-1	Aaa(sf)/AAAsf/AAA(sf)	18.155	2.87	30.000%	1.950	S+31	1.941	99.99727
A-2	Aaa(sf)/AAAsf/AAA(sf)	56.176	4.86	30.000%	2.945	S+48	2.287	102.99983
A-3	Aaa(sf)/AAAsf/AAA(sf)	315.000	9.66	30.000%	3.167	S+93	3.058	100.99238
A-4	Aaa(sf)/AAAsf/AAA(sf)	340.612	9.79	30.000%	3.430	S+95	3.085	102.99636
A-AB	Aaa(sf)/AAAsf/AAA(sf)	27.207	7.30	30.000%	3.203	S+76	2.751	102.99869
A-S	Aa3(sf)/AAAsf/AAA(sf)	74.363	9.88	23.125%	3.663	S+118	3.319	102.99498
B	NR/AA-sf/AA(sf)	47.322	9.88	18.750%	3.884	S+140	3.539	102.99233
C	NR/A-sf/A(sf)	51.378	9.88	14.000%	4.236	S+175	3.889	102.99429

Anticipated Timing

Anticipated Closing:   Aug 24, 2017

CUSIPs

Class	CUSIP
A-1	36254CAS9
A-2	36254CAT7
A-3	36254CAU4
A-4	36254CAV2
A-AB	36254CAW0
A-S	36254CAZ3
B	36254CBA7
C	36254CBB5

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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